Exhibit 99.1

Groupon Announces First Quarter 2017 Results

Continued progress on strategic initiatives in North America; reiterates FY 2017 guidance

•	Gross profit of $309.5 million

•	Net loss from continuing operations of $20.9 million

•	Adjusted EBITDA of $44.8 million

•	GAAP loss per share of $0.04; non-GAAP income per share of $0.01

•	Operating cash flow of $67.5 million for the trailing twelve month period; Free cash flow of $5.0 million for the trailing twelve month period

•	Added 500 thousand net new customers in North America, bringing North America active customers to 31.6 million; global active customers reached 48.3 million

•	Maintains 2017 gross profit guidance of $1.30 billion to $1.35 billion and 2017 Adjusted EBITDA guidance of $200 million to $240 million

CHICAGO - (BUSINESS WIRE) - May 3, 2017 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter ended March 31, 2017.

“In the first quarter, we continued to make solid progress in our mission to be the daily habit in local commerce,” said CEO Rich Williams. “Our focus on growing customers in our marketplace, significantly improving the customer experience and continuing to streamline and simplify our business helped drive a 42 percent year-over-year increase in Adjusted EBITDA and gross profit of $309 million for the quarter.”

As of March 31, 2017, Groupon has completed the dispositions of our operations in 11 countries. Accordingly, the results of our operations in those 11 countries are presented as discontinued operations, appearing net of tax in a single line in the company's consolidated statements of operations. Prior period results have been updated to reflect that discontinued operations presentation.

First Quarter 2017 Summary

North America

•
North America gross profit in the first quarter 2017 increased 2% to $220.9 million from $215.9 million in the first quarter 2016. In Local, gross billings increased 9% and revenue increased 4%, resulting in 3% growth in gross profit as increased transaction volume was partially offset by higher promotional activity. In Goods, gross billings and revenue declined 11% and 12%, respectively, while gross profit increased 1%. Gross billings reflect the total dollar value of customer purchases of goods and services.

•
We are increasingly focusing the business on initiatives that are intended to maximize gross profit. These changes, including an increasing shift toward offerings in our higher margin Local category from our Goods category, had an unfavorable impact on North America revenue in the first quarter 2017 despite increased overall billings. North America revenue decreased 5% driven by a 12% decline in Goods direct revenue transactions, which are presented on a gross basis.

•
North America active customers reached 31.6 million as of March 31, 2017, adding 500 thousand during the first quarter 2017. Active customers represent unique user accounts that have made a purchase through one of our online marketplaces during the trailing twelve months.

International

•
International gross profit declined 15% (12% FX-neutral) in the first quarter 2017 to $88.5 million as we experienced some execution challenges and short-term disruption from our country exits. Gross profit declined across all categories on an FX-neutral basis, including a 4% decline in Local, 9% decline in Travel, and 31% decline in Goods. We made progress across several supply, marketing, and product initiatives toward the end of Q1 and into Q2, and believe our current initiatives will enable us to stabilize gross profit internationally in the coming quarters.

•	International active customers were roughly flat sequentially at 16.7 million as of March 31, 2017.

Consolidated

•	Gross billings were $1.36 billion in the first quarter 2017, down 1% (flat FX-neutral) from $1.37 billion in the first quarter 2016.

•	Revenue was $673.6 million in the first quarter 2017, down 4% (3% FX-neutral) from $698.4 million in the first quarter 2016.

•	Gross profit was $309.5 million in the first quarter 2017, down 3% (2% FX-neutral) from $320.1 million in the first quarter 2016.

•
SG&A declined 12% year-over-year in the first quarter 2017 as we continue to drive operational efficiency through automation and our more streamlined organization, which we expect not only to improve our customer experience but also create greater operating leverage over time. We ended the first quarter 2017 with headcount of 7,120 and took actions in April 2017 to further rationalize our cost structure, reducing headcount by approximately 4%.

•	Marketing was $86.3 million, down 1% year-over-year. We launched our offline campaign “Save Up to $100 a Week on What You Do Every Day” toward the end of February 2017.

•
Net loss from continuing operations was $20.9 million in the first quarter 2017, compared with $43.5 million in the first quarter 2016. Net loss attributable to common stockholders was $24.4 million, or $0.04 per share. Non-GAAP net income attributable to common stockholders was $5.2 million, or $0.01 per share.

•	Adjusted EBITDA, a non-GAAP financial measure, was $44.8 million in the first quarter 2017, compared with $31.5 million in the first quarter 2016.

•
Global units sold declined 3% year-over-year to 45.7 million. Units in North America were flat driven by high single digit growth in Local and declines in Goods, while International declined 9%. Units are defined as purchases made through our online marketplaces, before refunds and cancellations.

•
Operating cash flow was $67.5 million for the trailing twelve month period as of the first quarter 2017. Free cash flow, a non-GAAP financial measure, was $5.0 million for the trailing twelve month period as of the first quarter 2017.

•	Cash and cash equivalents as of March 31, 2017 were $691.0 million, and we had no outstanding borrowings under our $250.0 million revolving credit facility.

Definitions and reconciliations of all non-GAAP financial measures are included below in the section titled “Non-GAAP Financial Measures” and in the accompanying tables.

Share Repurchase
During the first quarter 2017, Groupon repurchased 7,336,681 shares of its common stock for an aggregate purchase price of $26.0 million. Groupon repurchased 31,744,424 shares for an aggregate purchase price of $125.0 million for the trailing twelve month period as of the first quarter 2017. Up to $169.0 million of common stock was available for repurchase under Groupon’s share repurchase program as of March 31, 2017. The timing and amount of any share repurchases are determined based on market conditions, limitations under our Amended and Restated Credit Agreement, share price and other factors, and the program may be discontinued or suspended at any time.
Outlook
Groupon is reiterating its outlook for 2017, which reflects current foreign exchange rates, as well as expected marketing investments and cost benefits associated with our streamlining initiatives. The basis for our full year 2017 guidance is continuing operations.

•	For the full year 2017, Groupon expects gross profit to be in the range of $1.30 billion to $1.35 billion.

•	Groupon expects Adjusted EBITDA to be in the range of $200 million to $240 million in 2017.

Conference Call
A conference call will be webcast live today at 9:00 a.m. CDT / 10:00 a.m. EDT and will be available on Groupon’s investor relations website at http://investor.groupon.com. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations site (investor.groupon.com) and its blog (https://www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Adjusted EBITDA, non-GAAP net income (loss) attributable to common stockholders, non-GAAP earnings (loss) per share, free cash flow and foreign currency exchange rate neutral operating results. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial Information and Business Metrics" included in the tables accompanying this release.

We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.

Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.

Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.

Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.

Special Charges and Credits. For the three months ended March 31, 2017 and 2016, special charges and credits included charges related to our restructuring plan. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.

Income Tax Effect of Items Excluded from Non-GAAP Financial Measures. We determine the income tax effect of items excluded from our measures of non-GAAP net income (loss) attributable to common stockholders and non-GAAP earnings (loss) per share by performing a tax provision calculation using pre-tax income (loss) amounts that have been adjusted to exclude those items in the respective jurisdictions to which they relate. The difference between the income tax expense (benefit) determined on that basis and our reported income tax expense (benefit) represents the income tax effect of the excluded items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:

Foreign exchange rate neutral operating results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior-year period. We present foreign exchange rate neutral information to facilitate comparisons to our historical operating results.

Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net, and other special charges and credits. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating performance in the same manner as our management and Board of Directors.

Non-GAAP net income (loss) attributable to common stockholders and non-GAAP earnings (loss) per share are non-GAAP performance measures that adjust our net income (loss) attributable to common stockholders and earnings (loss) per share to exclude the impact of:

•	stock-based compensation,

•	amortization of acquired intangible assets,

•	acquisition-related expense (benefit), net,

•	special charges and credits, including restructuring charges,

•	non-cash interest expense on convertible senior notes,

•
non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,

•	non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,

•	income (loss) from discontinued operations, and

•	the income tax effect of those items.

We believe that excluding the above items from our measures of non-GAAP net income (loss) attributable to common stockholders and non-GAAP earnings (loss) per share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Free cash flow is a non-GAAP financial measure that comprises net cash provided by (used in) operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal-use, and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in Groupon's cash balance for the applicable period.

Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, and actual results could differ materially from those discussed. The words "may," will," should," "could," "expect," anticipate," "believe," "estimate," intend," "continue" and other similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, volatility in our revenue and operating results; risks related to our business strategy, including our strategy to grow our local marketplaces, marketing strategy and spend and the productivity of those marketing investments; effectively dealing with challenges arising from our international operations, including fluctuations in currency exchange rates and any potential adverse impact from the United Kingdom’s likely exit from the European Union; retaining existing customers and adding new customers; retaining and adding high quality merchants; cyber security breaches; incurring expenses as we expand our business; competing successfully in our industry; maintaining favorable payment terms with our business partners; providing a strong mobile experience for our customers; delivery and routing of our emails; product liability claims; managing inventory and order fulfillment risks; integrating our technology platforms; litigation; managing refund risks; retaining, attracting and integrating members of our executive team; difficulties, delays or our inability to successfully complete all or part of the announced restructuring actions or to realize the operating efficiencies and other benefits of such restructuring actions; higher than anticipated restructuring charges or changes in the timing of such restructuring charges; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; tax liabilities; tax legislation; compliance with domestic and foreign laws and regulations, including the CARD Act and regulation of the Internet and e-commerce; classification of our independent contractors; maintaining our information technology infrastructure; protecting our intellectual property; maintaining a strong brand; seasonality; customer and merchant fraud; payment-related risks; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; the impact of our ongoing strategic review and any potential strategic alternatives we may choose to pursue; our senior convertible notes; and our ability to realize the anticipated benefits from the hedge and warrant transactions. For additional information regarding these and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission, copies of which may be obtained by visiting the company's Investor Relations web site at http://investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither the company nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect Groupon’s expectations as of May 3, 2017. Groupon undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in its expectations.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, eat, see and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.

Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.

To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.

Contacts:
Investor Relations                    Public Relations
Deb Schwartz     Bill Roberts
312-999-3098           312-459-5191
ir@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$690,975	$862,977
Accounts receivable, net	63,732	71,272
Prepaid expenses and other current assets	88,512	94,441
Current assets of discontinued operations	—	63,246
Total current assets	843,219	1,091,936
Property, equipment and software, net	158,222	169,452
Goodwill	275,978	274,551
Intangible assets, net	37,995	42,915
Investments (including $112,606 and $110,066 at March 31, 2017 and December 31, 2016, respectively, at fair value)	145,003	141,882
Deferred income taxes	5,118	5,151
Other non-current assets	18,300	23,484
Non-current assets of discontinued operations	—	12,006
Total Assets	$1,483,835	$1,761,377
Liabilities and Equity
Current liabilities:
Accounts payable	$18,805	$28,551
Accrued merchant and supplier payables	637,693	770,992
Accrued expenses and other current liabilities	335,531	366,456
Current liabilities of discontinued operations	—	47,052
Total current liabilities	992,029	1,213,051
Convertible senior notes, net	181,582	178,995
Deferred income taxes	1,745	1,714
Other non-current liabilities	97,090	99,628
Non-current liabilities of discontinued operations	—	2,927
Total Liabilities	1,272,446	1,496,315
Commitments and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 2,010,000,000 shares authorized, 741,388,884 shares issued and 562,356,295 shares outstanding at March 31, 2017 and 736,531,771 shares issued and 564,835,863 shares outstanding at December 31, 2016	74	74
Additional paid-in capital	2,127,405	2,112,728
Treasury stock, at cost, 179,032,589 shares at March 31, 2017 and 171,695,908 shares at December 31, 2016	(833,451)	(807,424)
Accumulated deficit	(1,126,658)	(1,099,010)
Accumulated other comprehensive income (loss)	42,795	58,052
Total Groupon, Inc. Stockholders' Equity	210,165	264,420
Noncontrolling interests	1,224	642
Total Equity	211,389	265,062
Total Liabilities and Equity	$1,483,835	$1,761,377

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Third-party and other	$301,577	$309,629
Direct	372,049	388,806
Total revenue	673,626	698,435
Cost of revenue:
Third-party and other	42,873	41,060
Direct	321,302	337,273
Total cost of revenue	364,175	378,333
Gross profit	309,451	320,102
Operating expenses:
Marketing	86,342	87,295
Selling, general and administrative	232,046	262,978
Restructuring charges	2,731	11,513
Acquisition-related expense (benefit), net	12	3,464
Total operating expenses	321,131	365,250
Income (loss) from operations	(11,680)	(45,148)
Other income (expense), net	(4,602)	2,618
Income (loss) from continuing operations before provision (benefit) for income taxes	(16,282)	(42,530)
Provision (benefit) for income taxes	4,587	1,009
Income (loss) from continuing operations	(20,869)	(43,539)
Income (loss) from discontinued operations, net of tax	487	(2,057)
Net income (loss)	(20,382)	(45,596)
Net income attributable to noncontrolling interests	(4,032)	(3,523)
Net income (loss) attributable to Groupon, Inc.	$(24,414)	$(49,119)

Basic and diluted net income (loss) per share (1):
Continuing operations	$(0.04)	$(0.08)
Discontinued operations	—	—
Basic and diluted net income (loss) per share	$(0.04)	$(0.08)

Weighted average number of shares outstanding
Basic	562,195,243	582,751,678
Diluted	562,195,243	582,751,678

(1)
The structure of the Company's common stock changed during the year ended December 31, 2016. For additional information, refer to Note 8, Stockholders' Equity and Compensation Arrangements, and Note 12, Income (Loss) per Share, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net income (loss)	$(20,382)	$(45,596)
Less: Income (loss) from discontinued operations, net of tax	487	(2,057)
Income (loss) from continuing operations	(20,869)	(43,539)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	28,667	29,761
Amortization of acquired intangible assets	5,400	4,654
Stock-based compensation	19,701	30,093
Restructuring-related long-lived asset impairments	—	45
Deferred income taxes	(74)	(2,310)
(Gain) loss, net from changes in fair value of contingent consideration	12	3,442
(Gain) loss from changes in fair value of investments	(303)	1,100
Amortization of debt discount on convertible senior notes	2,587	—
Change in assets and liabilities, net of acquisitions and dispositions:
Restricted cash	1,853	502
Accounts receivable	10,594	(5,763)
Prepaid expenses and other current assets	5,380	18,939
Accounts payable	(13,184)	(1,499)
Accrued merchant and supplier payables	(138,238)	(109,264)
Accrued expenses and other current liabilities	(36,040)	11,967
Other, net	(1,719)	(12,905)
Net cash provided by (used in) operating activities from continuing operations	(136,233)	(74,777)
Net cash provided by (used in) operating activities from discontinued operations	(1,098)	(1,948)
Net cash provided by (used in) operating activities	(137,331)	(76,725)
Investing activities
Purchases of property and equipment and capitalized software	(14,076)	(19,852)
Cash derecognized upon dispositions of subsidiaries	—	(40)
Acquisitions of intangible assets and other investing activities	56	(786)
Net cash provided by (used in) investing activities from continuing operations	(14,020)	(20,678)
Net cash provided by (used in) investing activities from discontinued operations	(7,547)	(100)
Net cash provided by (used in) investing activities	(21,567)	(20,778)
Financing activities
Payments for purchases of treasury stock	(27,234)	(64,665)
Taxes paid related to net share settlements of stock-based compensation awards	(8,970)	(4,964)
Proceeds from stock option exercises and employee stock purchase plan	2,468	1,933
Distributions to noncontrolling interest holders	(3,450)	(3,365)
Payments of capital lease obligations	(8,067)	(6,954)
Other financing activities	(473)	—
Net cash provided by (used in) financing activities	(45,726)	(78,015)
Effect of exchange rate changes on cash and cash equivalents, including cash classified within current assets of discontinued operations	3,756	10,668
Net increase (decrease) in cash and cash equivalents, including cash classified within current assets of discontinued operations	(200,868)	(164,850)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	(28,866)	3,993
Net increase (decrease) in cash and cash equivalents	(172,002)	(168,843)
Cash and cash equivalents, beginning of period	862,977	824,307
Cash and cash equivalents, end of period	$690,975	$655,464

Groupon, Inc.
Supplemental Financial Information and Business Metrics (1)
(financial data in thousands; active customers in millions)
(unaudited)

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017

North America Segment:						Q1 2017
Gross Billings (2):						Y/Y Growth
Local	$539,623	$542,439	$530,768	$590,684	$587,766	8.9%
Travel	103,390	105,388	93,564	90,059	114,163	10.4
Goods	294,061	318,427	296,630	431,388	262,588	(10.7)
Total Gross Billings	$937,074	$966,254	$920,962	$1,112,131	$964,517	2.9%

Revenue:
Local	$192,153	$184,139	$176,220	$209,799	$200,545	4.4%
Travel	20,914	21,401	21,241	19,023	20,462	(2.2)
Goods	287,746	311,382	285,820	421,931	252,350	(12.3)
Total Revenue	$500,813	$516,922	$483,281	$650,753	$473,357	(5.5)%

Gross Profit:
Local	$164,018	$158,812	$152,873	$185,280	$169,342	3.2%
Travel	15,712	16,334	17,257	15,052	15,165	(3.5)
Goods	36,213	42,028	31,531	50,437	36,430	0.6
Total Gross Profit	$215,943	$217,174	$201,661	$250,769	$220,937	2.3%

Operating income (loss)	$(41,934)	$(31,284)	$(24,471)	$12,246	$(14,783)	64.7%

International Segment:						Q1 2017
Gross Billings:						Y/Y Growth	FX Effect (3)	Y/Y Growth excluding FX (3)
Local	$200,141	$196,857	$184,068	$221,337	$191,219	(4.5)%	3.4	(1.1)%
Travel	63,723	56,409	58,964	60,099	53,161	(16.6)	1.0	(15.6)
Goods	168,748	170,019	158,965	211,963	149,079	(11.7)	3.0	(8.7)
Total Gross Billings	$432,612	$423,285	$401,997	$493,399	$393,459	(9.1)%	2.9	(6.2)%

Revenue:
Local	$68,907	$67,956	$64,282	$68,900	$63,575	(7.7)%	3.8	(3.9)%
Travel	12,451	11,640	13,524	12,141	11,002	(11.6)	1.5	(10.1)
Goods	116,264	127,242	125,468	173,071	125,692	8.1	3.7	11.8
Total Revenue	$197,622	$206,838	$203,274	$254,112	$200,269	1.3%	3.6	4.9%

Gross Profit:
Local	$64,221	$62,970	$59,257	$63,987	$59,194	(7.8)%	3.9	(3.9)%
Travel	11,242	10,484	12,378	11,087	10,036	(10.7)	1.8	(8.9)
Goods	28,696	24,749	19,972	26,063	19,284	(32.8)	2.0	(30.8)
Total Gross Profit	$104,159	$98,203	$91,607	$101,137	$88,514	(15.0)%	3.2	(11.8)%

Operating income (loss)	$(3,214)	$(8,469)	$(370)	$(2,749)	$3,103	196.5%

Consolidated Results of Operations:
Gross Billings:
Local	$739,764	$739,296	$714,836	$812,021	$778,985	5.3%	0.9	6.2%
Travel	167,113	161,797	152,528	150,158	167,324	0.1	0.4	0.5
Goods	462,809	488,446	455,595	643,351	411,667	(11.1)	1.1	(10.0)
Total Gross Billings	$1,369,686	$1,389,539	$1,322,959	$1,605,530	$1,357,976	(0.9)%	0.9	—%

Revenue:
Local	$261,060	$252,095	$240,502	$278,699	$264,120	1.2%	1.0	2.2%
Travel	33,365	33,041	34,765	31,164	31,464	(5.7)	0.6	(5.1)
Goods	404,010	438,624	411,288	595,002	378,042	(6.4)	1.0	(5.4)
Total Revenue	$698,435	$723,760	$686,555	$904,865	$673,626	(3.6)%	1.0	(2.6)%

Gross Profit:
Local	$228,239	$221,782	$212,130	$249,267	$228,536	0.1%	1.1	1.2%
Travel	26,954	26,818	29,635	26,139	25,201	(6.5)	0.7	(5.8)
Goods	64,909	66,777	51,503	76,500	55,714	(14.2)	0.9	(13.3)
Total Gross Profit	$320,102	$315,377	$293,268	$351,906	$309,451	(3.3)%	1.0	(2.3)%

Operating income (loss)	$(45,148)	$(39,753)	$(24,841)	$9,497	$(11,680)	74.1%

Net cash provided by (used in) operating activities from continuing operations	$(74,777)	$(51,009)	$(39,879)	$294,593	$(136,233)	(82.2)%

Free Cash Flow	$(94,629)	$(67,508)	$(52,561)	$275,339	$(150,309)	(58.8)%

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017

Other Metrics:
Active Customers (4)
North America	26.9	27.9	29.1	31.1	31.6
International	17.3	17.0	16.6	16.8	16.7
Total Active Customers	44.2	44.9	45.7	47.9	48.3

TTM Gross Billings / Average Active Customer
North America	$146	$145	$142	$138	$136
International	109	105	103	102	101
Consolidated	131	129	127	124	123

TTM Gross Profit / Average Active Customer
North America	$32	$32	$31	$31	$30
International	26	25	25	23	22
Consolidated	30	29	29	28	27

Consolidated Units	47.2	46.2	44.4	57.9	45.7
Year-over-year growth:
North America	6.0%	5.9%	6.4%	3.2%	(0.4)%
International	(15.6)	(18.4)	(18.5)	(0.3)	(8.7)
Consolidated	(2.2)	(3.2)	(2.9)	2.0	(3.1)

Headcount
Sales (5)	3,068	2,893	2,695	2,626	2,624
Other	4,777	4,383	4,389	4,641	4,496
Total Headcount	7,845	7,276	7,084	7,267	7,120

(1)
The financial results of the exited 11 countries are presented as discontinued operations in the accompanying condensed consolidated financial statements and tables. All prior period financial information and operational metrics have been retrospectively adjusted to reflect this presentation.

(2)	Represents the total dollar value of customer purchases of goods and services.

(3)	Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.

(4)
Reflects the total number of unique user accounts who made a purchase through one of our online marketplaces during the trailing twelve months. North America active customers for the quarter ended March 31, 2017 includes approximately 0.9 million incremental active customers from the acquisition of LivingSocial, Inc.

(5)	Includes merchant sales representatives, as well as sales support personnel from our continuing operations.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)

Adjusted EBITDA, non-GAAP earnings attributable to common stockholders and non-GAAP earnings per share are non-GAAP performance measures. The Company reconciles Adjusted EBITDA to the most comparable U.S. GAAP performance measure, "Net income (loss) from continuing operations" for the periods presented and the Company reconciles non-GAAP earnings per share to the most comparable U.S. GAAP performance measure, "Diluted net income (loss) per share," for the periods presented.

The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, "Income (loss) from continuing operations."

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Income (loss) from continuing operations	$(43,539)	$(48,768)	$(34,447)	$(39,455)	$(20,869)
Adjustments:
Stock-based compensation (1)	27,293	34,210	25,457	22,563	19,650
Depreciation and amortization	34,415	33,916	32,897	34,681	34,067
Acquisition-related expense (benefit), net	3,464	850	(9)	1,345	12
Restructuring charges	11,513	15,702	1,163	12,060	2,731
Gains on business dispositions	—	(9,339)	(2,060)	—	—
Non-operating expense (income), net	(2,618)	11,253	7,917	54,737	4,602
Provision (benefit) for income taxes	1,009	(2,238)	1,690	(5,779)	4,587
Total adjustments	75,076	84,354	67,055	119,607	65,649
Adjusted EBITDA	$31,537	$35,586	$32,608	$80,152	$44,780

(1)
Represents stock-based compensation recorded within cost of revenue, marketing expense, and selling, general and administrative expense. Non-operating expense (income), net, includes $0.2 million, $0.2 million, $0.3 million, $0.2 million and $0.1 million of additional stock-based compensation for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, respectively. Restructuring charges includes $2.6 million and $2.1 million of additional stock-based compensation for the three months ended March 31, 2016 and June 30, 3016, respectively.

The following is a reconciliation of the Company's annual outlook for Adjusted EBITDA to the Company's outlook for the most comparable U.S. GAAP performance measure, "Income (loss) from continuing operations."

Year Ending December 31, 2017
Expected income (loss) from continuing operations range	$(42,500) to $(17,500)
Expected adjustments:
Stock-based compensation	80,000 to 90,000
Depreciation and amortization	130,000
Restructuring charges	5,000
Non-operating expense (income), net	20,000
Provision (benefit) for income taxes	7,500 to 12,500
Total expected adjustments	$242,500 to $257,500
Expected Adjusted EBITDA range	$200,000 to $240,000

The outlook provided above does not reflect the potential impact of any additional restructuring actions that the Company may decide to pursue, business acquisitions or dispositions, changes in the fair values of investments or contingent consideration, foreign currency gains or losses or unusual or infrequently occurring items that may occur during 2017.

The following is a reconciliation of net income (loss) attributable to common stockholders to non-GAAP net income (loss) attributable to common stockholders and a reconciliation of diluted net income (loss) per share to non-GAAP net income (loss) per share for the three months ended March 31, 2017:

Three Months Ended March 31, 2017
Net income (loss) attributable to common stockholders	$(24,414)
Stock-based compensation	19,701
Amortization of acquired intangible assets	5,400
Acquisition-related expense (benefit), net	12
Restructuring charges	2,731
Losses (gains), net from changes in fair value of investments	(303)
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	(110)
Non-cash interest expense on convertible senior notes	2,587
Income tax effect of above adjustments	55
Income from discontinued operations, net of tax	$(487)
Non-GAAP net income (loss) attributable to common stockholders	$5,172

Weighted-average shares of common stock - basic	562,195,243
Effect of dilutive securities	7,527,970
Weighted-average shares of common stock - diluted	569,723,213

Diluted net income (loss) per share	$(0.04)
Impact of stock-based compensation, amortization of acquired intangible assets, acquisition-related expense (benefit), net, intercompany foreign currency losses (gains), special charges and credits, income from discontinued operations and related tax effects	0.05
Non-GAAP net income (loss) per share	$0.01

Free cash flow is a non-GAAP financial measure. The following is a reconciliation of free cash flow to the most comparable U.S. GAAP financial measure, "Net cash provided by (used in) operating activities from continuing operations."

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017

Net cash provided by (used in) operating activities from continuing operations	$(74,777)	$(51,009)	$(39,879)	$294,593	$(136,233)
Purchases of property and equipment and capitalized software from continuing operations	(19,852)	(16,499)	(12,682)	(19,254)	(14,076)
Free cash flow	$(94,629)	$(67,508)	$(52,561)	$275,339	$(150,309)

Net cash provided by (used in) investing activities from continuing operations	$(20,678)	$(18,957)	$(11,902)	$(4,049)	$(14,020)
Net cash provided by (used in) financing activities	$(78,015)	$169,225	$(38,342)	$(67,533)	$(45,726)